Exhibit 99.1

Bion Initiates Cannabis Trials at Southern Illinois University to Evaluate Ammonium Bicarbonate as a Nitrogen Fertilizer

July 30, 2021. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology that dramatically reduces environmental impacts while recovering high-value coproducts, announced that its cannabis trials are starting at Southern Illinois University, using commercial ammonium bicarbonate as a nitrogen fertilizer.

The purpose of the trial is to assess the agronomic performance of commercially available ammonium bicarbonate (AB) as a nitrogen source for cannabis development, compared to a more traditional nitrogen fertilizer. If the results of this trial are positive, as expected, additional trials will be conducted using Bion’s AD Nitrogen (see description below) when it becomes available in sufficient quantities in 2022. The results of subsequent AD Nitrogen trials, if warranted, would be expected to mirror the results demonstrated by the commercial AB product. Planning, design, and preparation for the study will commence this week. The trial will continue through September, followed by lab analysis, with a report expected in February 2022.

SIU’s School of Agricultural Sciences will conduct the trial for Bion, to determine the effect of ammonium bicarbonate (AB) fertilizer on cannabinoid and terpene development in three different cultivars of the cannabis plant: BAOX, Cherry Citrus, and Super CBD. There will be three experimental treatments: 1) ammonium bicarbonate, 2) standard 12-12-12 fertilizer product, and 3) no additional treatment beyond Scotts Miracle-Gro Osmocote, following transplant like the others, as a control group. The trial will include 27 plants in total. Following the pre-determined growth cycle, analysis conducted will include cannabinoids (CBD), tetrahydrocannabinol (THC), and 19 different terpenes, which determine flavor, aroma and other consumer-related characteristics.

Craig Scott, Bion’s director of communications, stated, “Obviously, with a unique product like AD Nitrogen, we are intrigued by the potential presented by the cannabis fertilizer market, especially the higher-value organic side of it. This is the first step in determining the real potential of that market opportunity as we move forward with trials for several fertilizer applications and product markets we intend to pursue. We are thankful that SIU has the growth trial resources and expertise in cannabis to run this study for us and we hope to be working with them on subsequent trials with our own AD Nitrogen.”

____________________________________________

About AD Nitrogen: Bion’s livestock waste treatment technology platform captures, stabilizes, and upcycles the ammonia that normally volatilizes and ‘escapes’ from livestock manure, preventing it from polluting the air and downstream waters. The platform produces AD Nitrogen, comprised of ammonium carbonate and bicarbonate, which is a dry (solid) ‘pure’ nitrogen fertilizer product that is water soluble and readily available to crops. Bion’s liquid ammonium bicarbonate solution was approved for an OMRI Listing by the Organic Materials Review Institute (OMRI) in May 2020, allowing for its use in organic crop production. In May 2021, Bion submitted a new application to OMRI for a listing for AD Nitrogen, which is simply distilled from the previously-approved solution. That application is under review by OMRI.

About Bion: Bion’s patented third generation (3G) technology was designed to substantially reduce the environmental impacts of large-scale livestock production and deliver a USDA-certified sustainable product to the consumer. The platform simultaneously recovers high-value coproducts and renewable energy that increase revenues. Bion’s 3G tech platform can provide a pathway to true economic and environmental sustainability with ‘win-win’ benefits for at least a premium sector of the $200 billion U.S. livestock industry, the environment, and the consumer. For more information, see Bion’s website, www.bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘if’, ‘anticipates’, ‘expected’, 'will', ‘potential’, and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct

cscott@bionenviro.com